Exhibit 10.20

GLOBAL INDEMNITY PLC Insurance & Reinsurance

January 1, 2015

Stephen Green (“Executive”)

EXECUTIVE EMPLOYMENT TERM SHEET

POSITION, TITLE, &
REPORTING:	Executive shall serve as President reporting to the Chief Executive Officer (“CEO”) of Global Indemnity PLC (including affiliates, “GBLI”). Executive will be employed by Global Indemnity Reinsurance Company, Ltd (“Employer”).

TERM:	January 1, 2015 (start date) through January 1, 2020, (initial term).

ANNUAL BASE SALARY AND OTHER COMPENSATION:	$275,000 per annum; may be adjusted once a year at the discretion of the Board of Directors.

• Employer will pay 100% of the Bermuda Government Social Insurance contribution and the Government Payroll Tax.

ANNUAL BONUS OPPORTUNITY &
COMPONENTS:	All bonus awards shall be in accordance with the Global Indemnity
PLC Incentive Compensation Plan (partially represented below) as determined by GBLI’s Board of Directors (“Board”) in its sole discretion. The bonus will be composed of cash and restricted shares (which restrictions shall be determined by the Board in its sole discretion). The CEO of GBLI is afforded the discretion to adjust the actual bonus upwards or downwards, or to eliminate the Executive’s bonus in its entirety. All awards will be based on Global Indemnity Reinsurance Company Ltd results (premium, income, loss ratio and expense ratio).

• Cash Component: Target at 50% of Annual Base Salary;

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• Restricted Shares Component: Target at 50% of Annual Base Salary

• 50% of each Restricted Shares award will vest ratably over a three-year period. These Restricted Shares will vest:

• 16.5% on the first anniversary of the last day of a Bonus Year;

• 16.5% on the second anniversary of the last day of a Bonus Year; and

• 17.0% on the third anniversary of the last day of a Bonus Year.

•    The remaining 50% of the Restricted Shares award is subject to re-measurement of the GAAP Accident Year Combined Ratio, excluding corporate expenses by an independent actuary. To qualify for the award, the GAAP Accident Year Combined Ratio excluding corporate expenses cannot be greater than that was originally presented to and approved by the Board on or before March 1” of the original year. If the award is granted, it will vest on a date specified by the Board but no later than March 15th·

•    For purposes hereof, in the event Executive: resigns or is terminated for any reason; has informed GBLI that Executive intends to resign; or has been informed that GBLI intends to terminate Executive’s employment, all unvested Restricted Shares shall be automatically extinguished for all purposes (as if such shares had never been provisionally issued or granted) and shall no longer be eligible for vesting.

•    The bonus is subject to Board discretion and approval. Adjustments to the Plan and Actual results are subject to Board discretion; those plans are based on Global Indemnity Reinsurance Company Ltd.’s plans solely.

DISCIPLINARY AND GRIEVANCE
PROCEDURE:	Grievances and disciplinary issues shall be presented to the board of directors of the Employer as necessary by the employee. Any resolution to such matters will be at the discretion of the board.

TERMINATION:	If the Executive is terminated from his job without cause, he shall receive one month severance for each year worked with the Company up to a maximum of twelve months’ severance, unless he fails to provide Global Indemnity with a general release of claims in a form satisfactory to the Company. For the sake of clarity, he shall not be entitled to severance if he resigns from his job with the Company for any reason, or he dies or he becomes disabled and cannot continue to perform the functions of his job or if the Company terminates his employment because of a Cause Event.

The Employer or Executive shall give three (3) months’ notice. The Employer reserves the right not to require the Executive to work his notice or to otherwise require the Executive to take garden leave or otherwise absent himself from the Employer’s office during the notice period.

AGREEMENT:	This Term Sheet shall constitute a fully integrated, legally binding agreement superseding all prior agreements, representations, and promises among Executive and GBLI if and only if it is manually signed (and initialed on each page) by CEO and Executive. This Term Sheet and agreement may only be amended or modified and provisions hereof and rights and obligations hereunder may only be waived by a written document manually executed by CEO and Executive, which document states that the document was intended to amend or modify this Term Sheet and agreement or waive rights or obligations hereunder.

The foregoing is agreed to by CEO and Executive as of 2/18, 2015.

GLOBAL INDEMNITY PLC

/s/ Cynthia Valko	/s/ Stephen Green
By: Cynthia Valko Its: Chief Executive Officer	Stephen Green (“Executive”)

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